EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/company/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL ANNOUNCES

EXECUTIVE SUCCESSION PLAN

HOUSTON, Jan. 16, 2004 -- Continental Airlines (NYSE: CAL) announced today that its Chairman and Chief Executive Officer, Gordon Bethune, has informed it that he has elected to retire effective Dec. 31, 2004, as chairman and chief executive officer. Larry Kellner, 44, Continental's president and chief operating officer, will succeed Mr. Bethune as chairman and chief executive officer, effective Jan. 1, 2005.

"Larry Kellner is a strong leader with tremendous people, operational, marketing and analytical skills," said Gordon Bethune. "We've all worked closely with Larry for nine years, and he's the perfect choice to succeed me at Continental. In addition, we've built the best management team in the industry and Larry will continue to be supported by those same leaders. More importantly, they lead the 42,000 most professional men and women in our business."

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"I and the rest of the management team look forward to working together with Gordon during this transitional year," said Larry Kellner. "We owe our success to Gordon's leadership and his creation of a culture and management team that work together to outperform our competitors. Our award-winning employees deliver the industry's best product. Our management team will remain focused on giving our employees the tools and the autonomy to continue to deliver that level of service to our customers."

Kellner was named president and elected to the board in May 2001, and was given the additional responsibilities of chief operating officer in March 2003. He joined the airline in 1995 as senior vice president and chief financial officer and was named executive vice president and CFO in November 1996.

Continental also announced that it will decrease the size of its board from 14 members to 10 members, and that current directors David Bonderman, Pat Foley, Richard Pogue and William Price will not stand for re-election. The company's remaining 10 members, including Bethune and Kellner, have been nominated for election at its March 12, 2004 annual meeting.

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"All four directors who are not standing for re-election joined the board in 1993 and have each substantially contributed to the company's success," said Gordon Bethune, chairman and chief executive officer. "Mr. Bonderman led the successful reorganization of Continental and provided the necessary capital, focus and energy to cause the company to grow and prosper. Each of Mssrs. Pogue, Price and Foley gave his unique talents to help shape our future. We will be forever indebted to each of them."

"It has been a great pleasure working with Gordon and his team," said Mr. Bonderman. "Under Gordon's dynamic leadership, Continental moved 'from worst to first' - evolving from a difficult post-bankruptcy period to become a great American business success story. My colleagues and I wish Gordon and Larry continued success during this transition year and in the future."

Continental Airlines is the world's seventh-largest airline with more than 2,300 daily departures to 126 domestic and 101 international destinations throughout the Americas, Europe and Asia. With 42,000 mainline employees, the airline has hubs serving New York, Houston, Cleveland and Guam, and carries approximately 41 million passengers per year. Fortune has ranked Continental one of the 100 Best Companies to Work For in America for six consecutive years, highest among major U.S. carriers in the quality of its service and products, and No. 2 on its list of Most Admired Global Airlines. For more company information, visit continental.com.

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